Exhibit 10.2 - STOCK OPTION AGREEMENT USED IN CONNECTION WITH THE
               INCENTIVE STOCK PLAN

TERMS AND CONDITIONS OF THIS STOCK OPTION

We, Exabyte Corporation, have granted you, __________, an option to purchase _____ shares of our common stock. The conditions of this option are stated entirely in these terms and conditions and the Incentive Stock Plan.

1.     THIS OPTION

Our Board of Directors granted you this option on _____, 19__. The exercise (or purchase) price of this option is $_____ per share. (This is what it will cost you per share to exercise this option.) You are never obligated to exercise this option.

You can only exercise this option after the shares have vested (vesting is the rate at which your shares become available to exercise). The shares for this option vest as follows:

_____ shares will be available to exercise on the ___ day of each month starting on _____, 19__ until 100% of this option has vested, or until the option has been terminated, whichever comes first.

You cannot exercise this option until we have registered these shares under the Securities Act of 1933. You may exercise this option, even if those shares have not been registered, if we have determined that they do not need to be registered. To the best of our knowledge, we have registered these shares under the Securities Act of 1933.

This option qualifies for tax purposes as an "incentive stock option" as stated in Section 422A of the Internal Revenue Code of 1986.

You cannot transfer this option to someone else, except after death through a will or by the laws of descent and distribution. This means that you are the only person who can exercise this option during your lifetime, but your estate may exercise it per these terms and conditions following your death.

2.     TERM AND TERMINATION OF THIS OPTION

This option is effective from _____, 19__, through _____, 20__ (the expiration date), unless it is terminated earlier by one of these conditions:

  -You terminate from Exabyte because of your death or total and permanent disability (as defined in Section 422A(c)7 of the Internal Revenue Code of 1986). If this happens, your estate or you may exercise the total number of shares that were available for you to exercise on your last working day at Exabyte (your termination date) for up to 6 months after your termination date.

  -You terminate from Exabyte for any other reason.   If this happens, you
   may exercise the total number of shares that were available for you to exercise on your termination date for up to 90 days after your termination date.

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If, during that 90 day period, your shares become unexercisable because we did not register the shares under the Securities Act of 1933 and should have, you have until the earlier of the following dates to exercise those shares:

  -the expiration date; or
  -an aggregate of 90 days after your termination date and following the proper registration of those shares.

If, during that 90-day period, the exercise of your shares would result in a short swing profit liability under Section 16(b) of the Securities Exchange Act of 1934, you have until the earlier of the following dates to exercise those shares:

  -the expiration date;
  -10 days after the last date that you would incur a short swing profit liability; or
  -6 months and 10 days after your termination date.

3.     EXERCISING THIS OPTION

We will assume your acceptance of these terms and conditions the first time you exercise this option.

When you exercise this option, you must arrange for the payment of those shares. You may pay by check or cash. You may also arrange for a transaction to occur through a broker. However, you must fill out the proper paperwork and have the exercise approved in advance by either the Corporate Secretary or another designated person.

We may require you to enter into an additional agreement with us to pay any taxes required by the exercise or sale of this option.

You must also notify us in writing within 15 days of any sale of these shares that occurs within 2 years after the date this option was granted to you and within 1 year after these shares were exercised.

4.     MISCELLANEOUS

This option does not constitute an employment contract between us. It does not obligate you in any way to continue working at Exabyte, nor does it obligate Exabyte to continue employing you.

Any notices we give to each other concerning this option must be given in writing. All notices are validly given when either we receive your notice or 5 days after we deposit a notice to you in the United States mail (postage pre-paid and addressed to you at your address listed in our employee database).

You can find the most recent electronic copy of the Form 10-K and Proxy Statement on the cc:Mail Exabyte Daily Stock Information Bulletin Board.